Exhibit 99.1

News Release

Media Contact: Doug Holt 312-557-1571 Doug_Holt@ntrs.com	Investor Relations: Bev Fleming 312-444-7811 Beverly_Fleming@ntrs.com

http://www.northerntrust.com

Northern Trust Announces New Director Appointment

CHICAGO, March 9, 2015 – Northern Trust Corporation (Nasdaq: NTRS) announced today that Donald Thompson, retired President and Chief Executive Officer of McDonald’s Corporation, has been elected to its board of directors.

“We are delighted to welcome Don Thompson to our board,” Northern Trust Chairman and Chief Executive Officer Frederick H. Waddell said. “He brings deep management and board experience from the perspective of complex, multinational corporations and his input will significantly add to Northern Trust’s continued success.”

Before retiring from McDonald’s Corporation, Thompson served as President and Chief Executive Officer since 2012. Thompson joined McDonald’s in 1990 and held a variety of key leadership positions, including President of McDonald’s USA, the company’s largest business segment, and global Chief Operating Officer. He also served as a director of McDonald’s Corporation from 2011 to March 1, 2015 and of Exelon Corporation from 2007 to 2013.

Thompson serves on the Board of Trustees of Northwestern Memorial Hospital and Purdue University. He is a member of the Civic Committee of the Commercial Club, The Economic Club, World Business Chicago and the Arthur M. Brazier Foundation.

About Northern Trust

Northern Trust Corporation (Nasdaq: NTRS) is a leading provider of wealth management, asset servicing, asset management and banking to corporations, institutions, affluent families and individuals. Founded in Chicago in 1889, Northern Trust has offices in the United States in 19 states and Washington, D.C., and 20 international locations in Canada, Europe, the Middle East and the Asia-Pacific region. As of December 31, 2014, Northern Trust had assets under custody of US$6 trillion, and assets under management of US$934 billion. For 125 years, Northern Trust has earned distinction as an industry leader for exceptional service, financial expertise, integrity and innovation. Visit northerntrust.com or follow us on Twitter @NorthernTrust.

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